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Exhibit 5.01

June 14, 2005

To The Board of Directors
of Williams Controls, Inc.
14100 SW 72nd Avenue
Portland, Oregon 97224

  RE:
  Registration Statement on Form S-1

        We have acted as counsel to Williams Controls, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended (the "Securities Act"), of the Company's Registration Statement on Form S-1 (the "Registration Statement"). The Registration Statement relates to the resale of up to 17,189,117 shares of the Company's common stock, $0.01 par value (the "Common Stock"). The Common Stock is being registered on the Registration Statement pursuant to certain registration rights granted in (i) a registration rights agreement between the Company and the holders of its Series A-1 preferred stock, dated July 15, 2002, and amended on September 30, 2004, and (ii) a registration rights agreement between the Company and the holders of its Series B preferred stock, dated July 1, 2002, and amended on September 30, 2004.

        In our capacity as such counsel, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and such corporate records, documents, certificates and other agreements and instruments as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed.

        Based on the foregoing, and having regard for such legal considerations as we deem relevant, we are of the following opinions:

        1.     The Common Stock has been duly authorized by all necessary corporate action of the Company.

        2.     The Common Stock is validly issued, fully paid and nonassessable.

        The law covered by opinions expressed herein is limited to the federal laws of the United States and the laws of the State of Delaware. We express no opinion with respect to the laws of any other jurisdiction. The opinions expressed herein are to be interpreted in accordance with customary practice as to the matters addressed, the meaning of the language and the scope and nature of the work we have performed.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading "Legal Matters" in the related prospectus.

Sincerely,

Davis Wright Tremaine LLP

/s/ Davis Wright Tremaine LLP

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  Exhibit 5.01